Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INTERNAP CORPORATION

Internap Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Internap Corporation. The corporation was incorporated on July 25, 2001 under the name Internap Delaware, Inc.

2.
This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation of the Corporation, as amended.

3.	The Amended and Restated Certificate of Incorporation shall read in its entirety as follows:

FIRST: The name of this Corporation (hereinafter called the “Corporation”) is Internap Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 E. Loockerman Street, Suite 311, City of Dover, County of Kent, Delaware 19901, and the name of the registered agent of the Corporation at such address is Registered Agent Solutions, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 55,000,000 shares, consisting of (i) 50,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, to specify the voting rights, if any, of the shares of each such series, and to fix the designations, powers, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held of record.

FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a)
The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined as provided in the Bylaws.

(b)
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders following the date of effectiveness of this provision, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date of effectiveness of this provision, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date of effectiveness of this provision, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c)
Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the Corporation entitled to vote at an election of directors.

(d)
Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation or removal of a director or directors and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director whose death, resignation or removal created the vacancy or for the term of any newly created directorship and in each case until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal.

If at any time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by Section 211 of the General Corporation Law of the State of Delaware.

(e)	The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. No cumulative voting for directors shall be permitted.

(f)
The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law. Any repeal or modification of this clause (f) of this Article Fifth shall be prospective and shall not affect the rights under this clause (f) of this Article Fifth existing at the time of such repeal or modification.

SIXTH: The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote in the election of directors. The Board of Directors shall also have the power to adopt, amend or repeal the Bylaws by a resolution adopted by a majority of the directors.

SEVENTH: No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

EIGHTH: Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon the stockholders are granted subject to this reservation; provided, however, that Articles Fifth, Sixth, Seventh and Eighth and this Article Ninth shall not be altered, changed or repealed without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote in the election of directors.

IN WITNESS WHEREOF, Internap Corporation has caused this certificate to be signed as of this 6th day of June, 2019.

INTERNAP CORPORATION

By	/s/ Richard P. Diegnan
Name:	Richard P. Diegnan
Title:	Executive Vice President & General Counsel